EXHIBIT 6.1

FORM OF AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of ______________, 20__, by and among Masterworks 003, LLC, a Delaware limited liability company (the “Company”), Masterworks Cayman 003, LLC (“MW Cayman”) Masterworks Gallery, LLC, a Delaware limited liability company (“Gallery”) and 2849001, LLC, a Delaware limited liability company and wholly owned subsidiary of Gallery (“Merger Sub” and, together with the Company, MW Cayman and Gallery, the “Parties”).

RECITALS

WHEREAS, Merger Sub irrevocably committed to acquire a painting by Banksy, Mona Lisa, 2000, spray paint and stencil on board (the “Painting”) at a Christie’s International PLC auction on June 25, 2019 with the understanding that MW Cayman would succeed to ownership of the Painting as a result of the transactions contemplated hereby; and

WHEREAS, prior to acquiring the Painting, Gallery obtained an appraisal from CollectorIQ, a copy of which is attached as Exhibit I hereto; and

WHEREAS, Merger Sub has not conducted any other operating activities prior to the date hereof and has no other assets or liabilities and shall not conduct any activities prior to the consummation of the transactions contemplated hereby other than the acquisition of the Painting; and

WHEREAS, the Parties intend to effect a merger (the “Merger”) of Merger Sub with and into MW Cayman in accordance with this Agreement, the Delaware Limited Liability Company Act (the “DLLC”) and the Cayman Islands Limited Liability Companies Law (the “CILLCL” and together with the DLLC, “Applicable Law”), with MW Cayman to be the surviving entity of the Merger;

WHEREAS, pursuant to the Merger, the Merger Sub Interests shall be converted into the right for Gallery to receive the merger consideration set forth in the Final Offering Circular of the Company dated ___________, __ 20___ as filed with the U.S. Securities and Exchange Commission (the “Merger Consideration”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Parties has approved the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of Applicable Law, and upon the terms and subject to the conditions set forth herein.

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NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1. The Merger.

At the Effective Time of the Merger, and subject to and upon the terms and conditions of this Agreement, and in accordance with Section 18-209 of the DLLC and Section 51 of the CILLCL, Merger Sub shall be merged with and into MW Cayman, and the separate limited liability company existence of Merger Sub shall thereupon cease. MW Cayman shall be the surviving company after the Merger (sometimes referred to herein as the “Surviving Company”) and shall continue in existence as a limited liability company under the laws of the Cayman Islands and shall be governed by the CILLCL.

2. Closing; Effective Time.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gallery located at 497 Broome Street, New York, NY 10013 at ___ p.m. (Eastern Standard Time) on a day agreed upon by the Parties (to the extent legally permitted) provided that the conditions set forth herein have been satisfied or waived (the “Closing Date”). As promptly as practicable on the Closing Date, the appropriate parties hereto shall cause the Merger to be consummated by filing a properly executed certificate of merger satisfying the requirements of Applicable Law (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and a Plan of Merger (the “Plan of Merger”) with the Registrar of Companies in the Cayman Islands, in each case in accordance with the relevant provisions of Applicable Law, and the parties hereto shall take such other and further action as may be required by Applicable Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger and Plan of Merger have been duly filed with the Secretary of State of the State of Delaware and the Registrar of Companies in the Cayman Islands or such later date and time as is agreed upon by the parties and set forth in the Certificate of Merger in accordance with Applicable Law (the “Effective Time”).

3. Effect of the Merger.

At and after the Effective Time, the effects of the Merger shall be as provided in this Agreement, and in accordance with Applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of MW Cayman and Merger Sub shall vest in the Surviving Company, and all Liabilities of each of MW Cayman and Merger Sub shall become Liabilities of the Surviving Company.

4. Certificate of Formation; Limited Liability Company Agreement.

(a) Certificate of Formation. At the Effective Time, the certificate of formation of MW Cayman as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter duly amended as provided therein or by Applicable Law.

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(b) Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of MW Cayman, if there be one in effect immediately prior to the Effective Time (the “Company LLC Agreement”), will be the limited liability company agreement of the Surviving Company, until thereafter duly amended as provided by Applicable Law, the certificate of formation of the Surviving Company and such limited liability company agreement.

5. Managers and Officers of the Surviving Company.

The managers and officers of the Surviving Company at the Effective Time shall be the managers and officers of MW Cayman immediately prior to the Effective Time.

6. Conversion and Exchange of Securities in the Merger; Merger Consideration.

Subject to the terms and conditions of this Agreement, by virtue of the Merger and without the need for any further action on the part of any of the Parties, all of the Merger Sub Interests issued and outstanding immediately prior to the Effective Time shall be converted into the right of Gallery to receive the Merger Consideration.

7. Conditions to the Merger.

The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibits or makes illegal the consummation of transactions contemplated by this Agreement.

(b) Other Government Approval. Approval of other governmental entities required to effect the transactions contemplated by this Agreement shall have been received by the parties.

(c) Title to Painting. Merger Sub shall have good and marketable title to the Painting, free and clear of all liens and encumbrances.

(d) No Indebtedness. As of and immediately prior to the Effective Time, Merger Sub shall have no indebtedness or obligations of any kind whatsoever, other than obligations pursuant to this Agreement.

8. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date by mutual written agreement of the Parties.

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9. Entire Agreement; Amendments and Waivers.

This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein, and the Disclosure Letters and Exhibits hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not the same or similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

10. Expenses.

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of Gallery.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

12. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

MASTERWORKS GALLERY, LLC

By:
Name:
Title:

2849001, LLC

By:
Name:
Title:

MASTERWORKS CAYMAN 003, LLC

By:
Name:
Title:

MASTERWORKS 003, LLC

By:
Name:
Title:

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EXHIBIT I

Collector[IQ]

MasterWorks Gallery LLC
497 Broome Street
New York, New York 10013

Fair Market Value Appraisal

Introduction:

The following appraisal report was prepared for use in determining the Fair Market Value of subject works of art in accordance with the 2018-2019 Uniform Standards of Professional Appraisal Practice (USPAP) developed by the Appraisal Standards Board of the Appraisal Foundation.

Its intended users are prospective retail investors in the works. The appraisal is not intended for any other use. This appraisal concludes fair market value. Fair market value is defined in Treasury Regulation §1.170A-1(c)(2) as, "The price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." Treasury Regulation §20.2031-1(b) further states, "The fair market value... is not to be determined by a forced sale nor is the fair market value of an item to be determined by a sale within a marketplace other than that in which the item would be most commonly sold to the public, taking into consideration the location of the item wherever appropriate."

The three approaches to valuation, the cost approach, the income approach and the sales comparison approach were considered in preparation of this report. Based on the availability and appropriateness of data, the type of property to be appraised and the purpose of the appraisal, the sales comparison approach was selected for this appraisal. The three approaches to value are described here.

The income approach to valuation is based upon the earnings capacity of the property. It estimates present worth or anticipated future benefits of owning income-producing properties. This approach is used for property producing income, property retired from producing income or property with unexploited potential for producing income. The income approach is not a relevant approach to valuation for the personal property in this appraisal since the properties are not income producing.

The cost approach to valuation addresses costs necessary to reproduce a property with another of comparable use and marketability. The costs of coordination, capital, labor and materials are

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used to arrive at a value conclusion. This approach is used with immovable properties, unique properties and properties for which no market or comparable sales exist. Because of the age, maker and history of the subject properties, currently produced reproduction properties are not comparable and the cost approach was not used for this appraisal.

The sales comparison approach is the most appropriate method for valuing the property that is the subject of this report. This approach compares the subject properties with similar properties that have been sold or are for sale in the relevant marketplace by making adjustments to prices based on marketplace conditions and the properties' characteristics of value. Inasmuch as possible, the valuations are based on evidence of actual sales of comparable property. As appropriate, auction records, galleries, retail outlets or individual specialists were consulted. This appraiser prepared all conclusions and opinions set forth in the appraisal report. No change of any item in the appraisal report shall be made by anyone other than the appraiser, and the appraiser shall have no responsibility for any such unauthorized change. The appraisal is a statement of value; it should not be considered as authentication or used for any purpose other than to estimate value.

General Assumptions and Limiting Conditions

This Appraisal Report has been made subject to the following extraordinary assumptions: The subject works have been included in the June 25th Post-War and Contemporary Art Evening sale. As such they were not physically inspected. The appraisal in this report is based on information contained in the auction catalog as well as photographs of the works. The works are assumed to be in good condition.

This Appraisal Report has been made subject to the following general assumptions: Title to the property and present ownership of the property is assumed to be good and marketable unless otherwise stated. Further, the appraisal is made with the understanding that the present ownership of the subject property includes all rights that may be lawfully owned and is not subject to any encumbrances or indebtedness. Information furnished by others is believed to be reliable; however, no warranty is given for its accuracy. This Appraisal Report has been made subject to the following general limiting conditions: The opinion of value expressed in this Appraisal Report is the result of and is subject to the data and research described in detail in the Appraisal Report. This Appraisal Report, or a copy thereof, may be transmitted to a third person or legal entity only in its entirety. Disclosure of the contents of this Appraisal Report is governed by regulations contained in the Uniform Standards of Professional Appraisal Practice. Neither all nor any part of the contents of this report (especially any conclusions as to the value or the identity of the appraiser) shall be disseminated to the public through advertising, public relations,

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news, sales, or other media without the proper written consent and approval of the appraiser. The appraiser, by reason of this Appraisal Report, shall not be required to give further consultation, testimony, or be in attendance in court with reference to the property in question, unless arrangements have been previously made thereof. The appraiser assumes no responsibility for unforeseen changes in market conditions or the inability to locate a potential buyer or replacement item at the appraised value. No tests of any kind have been administered unless so stated. The appraiser is not responsible for noting prior restoration or damage to any item if not apparent and not disclosed by the client. No special lighting was used in the examination process. Measurements are determined under "field conditions"; and therefore will be approximate. Photographs are taken under "field conditions" and are a simple visual record of the item. They are not professional or publication quality and are not for dissemination to the public. The items are in good condition unless stated in the body of this report. Good condition is defined as structurally sound and free of abrasions, losses, fading or soiling. Framed objects were not examined out of their frames.

Methodology: the valuation of items in this report was based on a photographic assessment; the items were viewed with consideration to relevant attributes including artist, origin, age, material, quality, condition, size, signatures or labels, style, alterations and restorations. The materials used and procedures followed included: review of worldwide auction catalogs with sales of comparable property: CollectorIQ, an on-line database used to research specific sales of fine art and relevant retail prices were collected from dealers and private sources. Consultation with specialized experts, standard art reference guides, catalogs and indices providing analysis of appropriate marketplace or market level taking into consideration the buying habits of the client.

Analysis of rarity, scarcity and provenance of the property as well as reliance on the appraiser's experience and training. Analysis, opinions and conclusions are supported by in-office file notes and are specific to the item in question. This material includes specific examples of sales, details of telephone conversations with artists, makers or experts.

__Certification:__

To the best of my knowledge and belief the statements of fact contained in this report are true and correct. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a

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stipulated result, or the occurrence of a subsequent event. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the 2018-19 Uniform Standards of Professional Appraisal Practice. The appraiser has not provided any appraisal services or consulting services on this property in the last three years. No one provided significant professional assistance to the person signing this report.

Privacy Policy:

The appraiser, Christopher E. Vroom, CFA, is committed to safeguarding the confidential information of our clients. We hold all clients' personal information provided to CollectorIQ in the strictest confidence and in accordance with the 2018-2019 Uniform Standards of Professional Appraisal Practice (USPAP) and the American Society of Appraisers Ethics and Standards of Confidentiality. These records include information collected from clients in connection with any of the personal property appraisal services provided. We do not disclose information to third parties, except as specifically authorized by clients, or as required by law, and we do not anticipate doing so in the future. If we were to anticipate such a change in our company policy, we would be prohibited under federal law, USPAP, and the ASA ethics code from doing so without advising you first and obtaining your permission. We use the personal property information provided by our clients to help meet their appraisal request, while guarding against any real or perceived infringements of their rights of privacy. Our policy with respect to personal information about is as follows:

1. We limit employee and agent access to information only to those who have a business or professional reason to know, and only to nonaffiliated parties as required by law.

2. We maintain a secure office and computer environment to ensure that private information is not placed at unreasonable risk.

3. The categories of non-public personal information that we collect from a client depend upon the scope of the client's appraisal engagement. This includes information about personal property assets, information about tax identification numbers, and other non-public information necessary. Additionally, it may include information about transactions between clients and third parties, and information from third party sources.

4. Unaffiliated third parties that require access to our client's personal information, such as Federal and State tax regulators, insurance companies, and the like, may only review company records as permitted under the law.

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5. We do not provide client information to mailing list vendors or solicitors any reason whatsoever. Personally identifiable information will be maintained during the time a client is a client of the company and for the appropriate time thereafter that such records are required to be maintained by USPAP, and consistent with the ASA ethics code. After this required period of record retention, all such information will be destroyed in a manner consistent with providing confidentiality to our clients.

Subject Works:

[Note - Redacted section relates to another artwork that is not the subject of the offering or relevant to the Merger]

[redacted]

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[redacted]

Banksy (b. 1974)
Mona Lisa
stencilled with the artist's name 'BANKSY' (lower left)
spraypaint stencil on board
48 x 48in. (122 x 122cm.)
Executed in 2000, this work is unique.

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Collector IQ

The works of UK-based, anonymous street artist Banksy have captured the attention of the art world and the public with their satirical and oftentimes grim assessment of the world around us. A recent painting offered at Sotheby's was housed in a custom-made frame designed to shred to work upon completion of the sale.

The market for Banksy's work has mirrored the strength observed with other street artists such as KAWS, Space Invader and others. Over the past twelve months, the average price for Banksy works at auction has nearly doubled the all-time figure and 3 of the top 5 Banksy works sold at auction hammered in 2018 for an average price of $1.1m or 262% of the average estimate. The subject work itself last sold at Sotheby's in 2008 for $335,117 or 481% of the average estimated price.

Based on comparable sales prices, we estimate a value range for the subject work to be: $1,100,000.

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